Exhibit 3b

BRISTOL-MYERS SQUIBB COMPANY

BYLAWS

As Adopted on November 1, 1965

And as Amended to March 7, 2007

I N D E X

i

23.	Board of Directors – Indemnification	9-10

24.	Board of Directors – Stockholders Rights Plan	10

25.	Committees of the Board – Audit, Compensation and Management Development, Directors and Corporate Governance, Others	10-11

26.	Committees of the Board – Minutes and Reports	11

27.	Officers	11

28.	Officers – Election and Term	12

29.	Appointment of Other Officers, Committees or Agents	12

30.	Officers – Removal	12

31.	Officers – Resignation	12

32.	Officers – Unable to Perform Duties	12-13

33.	Officers – Vacancy	13

34.	The Chairman of the Board – Powers and Duties	13

35.	The Chief Executive Officer – Powers and Duties	13

36.	The Vice Chairman of the Board – Powers and Duties	13

37.	Duties of President	13

38.	Vice Presidents – Powers and Duties	13

39.	The Treasurer – Powers and Duties	13-14

40.	The Secretary – Powers and Duties	14

41.	The Controller – Powers and Duties	14

42.	Assistant Treasurers and Assistant Secretaries – Powers and Duties	14

43.	Officers – Compensation	14

44.	Contracts, Other Instruments, Authority to Enter Into or Execute	15

45.	Loans and Negotiable Paper	15

46.	Checks, Drafts, etc.	15

47.	Banks – Deposit of Funds	15

ii

48.	Stock Certificates – Form, Issuance	15-16

49.	Stock – Transfer	16

50.	Stock Certificates – Loss, Replacement	16

51.	Record Dates	16-17

52.	Registered Stockholders	17

53.	Fiscal Year	17

54.	Notices	17

55.	Notices – Waiver	17

56.	Amendments of Bylaws	17

iii

BYLAWS

of

BRISTOL-MYERS SQUIBB COMPANY

OFFICES

1.	The registered office of the Company shall be in the City of Wilmington, County of New Castle, State of Delaware.

2.	The Company may also have offices at such place or places as the Board of Directors may from time to time appoint or the business of the Company may require.

SEAL

3.	The corporate seal shall have inscribed thereon the name of the Company, the year of its organization and the words “Corporate Seal, Delaware.” Said seal may be used in causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

MEETINGS OF STOCKHOLDERS

4.

The annual meeting of the stockholders for the election of directors and for the transaction of any other proper business shall be held at such time as the Board of Directors may determine. For nominations or other business to be properly brought before any annual meeting by a stockholder, such stockholder must be a stockholder of record of the Company at the time the notice provided for in this Section 4 is delivered to the Secretary of the Company, must be entitled to vote at the meeting and must give timely notice in writing thereof to the Secretary of the Company in accordance with this Section 4 and, in the case of business other than nominations, such other business must be a proper matter for stockholder action. To be considered timely, a stockholder’s notice must be received by the Secretary at the principal executive offices of the Company not less than 120, and not more than 150, calendar days before the anniversary of the date of the Company’s proxy statement released to stockholders in connection with the prior year’s annual meeting. A stockholder’s notice shall set forth: (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws of the Company, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner, (ii) the number of shares of stock held of record and beneficially by such stockholder and such beneficial owner, (iii) the name in which all such shares of stock are registered on the stock transfer books of the Company, (iv) a representation that the stockholder intends to appear at the meeting in person or by proxy to submit the business specified in such notice, (v) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (b) otherwise to solicit proxies from stockholders in support of such proposal or nomination and (vi) all other information relating to the proposed business which may be required to be disclosed under applicable law. In addition, a stockholder seeking to submit such business at the meeting shall promptly provide any other information reasonably requested by the Company. The chairman shall, if the facts warrant, determine and declare that any putative business was not properly brought before the meeting in accordance with the procedures prescribed by this bylaw, in which case such business shall not be transacted. Notwithstanding the foregoing provisions of this bylaw, a stockholder who seeks to have any proposal included in the Company’s proxy materials shall comply with the requirements of Rule 14a-8 under Regulation 14A of the Securities Exchange Act of 1934. The foregoing notice requirements of this Section 4 shall be deemed satisfied by a stockholder if the stockholder has notified the Company of his, her or its intention to present a proposal or nomination at an annual meeting in compliance with applicable rules and regulations promulgated under the Exchange Act and such stockholder’s proposal or nomination has been included in a proxy statement that has been prepared by the Company to solicit proxies for such annual meeting. Nothing in this Section 4 shall be deemed to affect any rights (a) of stockholders to request inclusion of proposals or nominations in the Company’s proxy statement pursuant to applicable rules and regulations promulgated under the Exchange Act or (b) of the holders of any series of Preferred Stock to elect directors pursuant to any applicable provisions of the Certificate of Incorporation. Notwithstanding the foregoing provisions of this Section 4, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Company to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Company. For purposes of this Section 4, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

5.	Meetings of the stockholders may be held at such places, if any, either within or without the State of Delaware as the Board of Directors may determine.

6.	Any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of such stockholders and may not be effected by any consent in writing by such stockholders. Except as otherwise required by law and subject to the rights under Article FOURTH of the Certificate of Incorporation of the Company of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, special meetings of stockholders of the Company may be called only by the Chairman of the Board or by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors.

7.	Except as hereinafter provided or as may be otherwise required by law, notice of the place, if any, date and hour of holding each annual and special meeting of the stockholders shall be given, as permitted by applicable law, not less than ten days nor more than 60 days before such meeting to each person who appears on the books of the Company as a stockholder entitled to vote at such meeting. The notice of every special meeting, besides stating the time and place, if any, of such meeting, shall state briefly the purpose or purposes thereof; and no business other than that specified in such notice or germane thereto shall be transacted at the special meeting. Notice of any meeting of stockholders shall not be required to be given to any stockholder entitled to participate in any action proposed to be taken at such meeting who shall attend such meeting in person or by proxy, except where the stockholder attends the meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened, or who before or after any such meeting shall waive notice thereof in writing or by electronic transmission. Notice of any adjourned meeting need not be given if the time and place, if any, are announced at the meeting at which the adjournment is taken. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

8.	At all meetings of stockholders of the Company, except as otherwise provided by law, the holders of a majority in voting power of the outstanding shares of the Company, present in person or by proxy and entitled to vote thereat, shall constitute a quorum for the transaction of business. In the absence of a quorum the holders of a majority in voting power of the outstanding shares of stock so present or represented and entitled to vote may adjourn the meeting from time to time until a quorum is present. At any such adjourned meeting at which a quorum is present any business may be transacted which might have been transacted at the meeting as originally called.

9.

The Chairman of the Board shall preside as chairman at every meeting of stockholders. In the absence of the Chairman of the Board, the Chief Executive Officer shall preside as chairman at the meeting of stockholders. The Chairman of the Board may designate another officer of the Company to preside as chairman of a meeting of stockholders in place of the Chairman of the Board and the Chief Executive Officer and in the absence of the Chairman of the Board, the Chief Executive Officer and an officer designated by the Chairman of the Board to preside as chairman of the meeting, the Board of Directors may designate an officer to preside as chairman of the meeting. In the event the Chairman of the Board and the Board of Directors fail to so designate a chairman of the meeting the stockholders may designate an officer or stockholder as chairman. The Secretary shall act as secretary of the meeting, or, in the absence of the Secretary, the presiding officer shall appoint a secretary of the meeting.

10.	Except as may otherwise be provided in the Certificate of Incorporation of the Company, at each meeting of the stockholders every stockholder of record entitled to vote thereat shall be entitled to one vote for each share of the Company standing in that stockholder's name on the books of the Company. The vote on shares may be given by the stockholder entitled thereto in person or by proxy duly appointed by an instrument in writing subscribed by such stockholder or that stockholder's duly authorized attorney (or in any other manner prescribed by the General Corporation Law of the State of Delaware), and delivered to the secretary of the meeting; provided, however, that no proxy shall be valid after the expiration of three years from the date of its execution unless the stockholder executing it shall have specified therein the length of time it is to continue in force, which shall be for some limited period. At all meetings of stockholders, a quorum being present, all matters, except as otherwise provided by applicable law, rule or regulation, by the rules or regulations of any securities exchange applicable to the Company or its securities, or by the Certificate of Incorporation of the Company or these bylaws, shall be decided by the holders of a majority in voting power of the outstanding shares of stock of the Company present in person or by proxy and entitled to vote thereon. A share vote may be by ballot and each ballot shall state the name of the stockholder voting and the number of shares owned by that stockholder and shall be signed by such stockholder or by that stockholder's proxy. Except as otherwise required by law or by these bylaws all voting may be viva voce.

11.	The Secretary or other officer in charge of the stock ledger of the Company shall prepare and make at least ten days before every meeting of stockholders a complete list of the stockholders entitled to vote at the meeting arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting during ordinary business hours for a period of at least ten days prior to the meeting at the principal place of business of the Company or as otherwise provided by law. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any stockholder who is present. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list required by this bylaw or to vote in person or by proxy at any meeting of stockholders.

12.	At all elections of directors and when otherwise required by law, the chairman of the meeting shall appoint one or more inspectors of election. The inspectors shall be responsible for receiving, tabulating and reporting the result of the votes taken. No director or candidate for the office of director shall be appointed such inspector.

13.	The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the person presiding over any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the presiding person of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the corporation, their duly authorized and constituted proxies or such other persons as the presiding person of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board of Directors or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

BOARD OF DIRECTORS

14.	The property, business and affairs of the Company shall be managed by or under the direction of the Board of Directors, which may exercise all such powers of the Company and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these bylaws directed or required to be exercised or done by the stockholders.

15.

(a)	The number of directors may be fixed from time to time by a majority vote of the entire Board of Directors.

(b)	Election of directors.

(i)	The election of directors shall be by ballot.

(ii)

Except as otherwise provided by the Certificate of Incorporation or these bylaws, each director shall be elected by the vote of the majority of the votes cast with respect to that director's election at any meeting for the election of directors at which a quorum is present, provided that if, as of the 10th day preceding the date the Company first mails its notice of meeting for such meeting to the stockholders of the Company, the number of nominees exceeds the number of directors to be elected (a "Contested Election"), the directors shall be elected by the vote of a plurality of the votes cast. For purposes of this bylaw, a majority of votes cast shall mean that the number of shares cast "for" a director's election exceeds the number of votes cast "against" that director's election (with "abstentions" and "broker nonvotes" not counted as a vote cast either "for" or "against" that director's election).

(iii)	In order for any incumbent director to become a nominee of the Board of Directors for further service on the Board of Directors, such person must submit an irrevocable resignation, contingent on (i) that person not receiving a majority of the votes cast in an election that is not a Contested Election, and (ii) acceptance of that resignation by the Board of Directors in accordance with policies and procedures adopted by the Board of Directors for such purpose. In the event an incumbent director fails to receive a majority of the votes cast in an election that is not a Contested Election, the Committee on Directors and Corporate Governance, or such other committee designated by the Board of Directors pursuant to these bylaws, shall make a recommendation to the Board of Directors as to whether to accept or reject the resignation of such incumbent director, or whether other action should be taken. The Board of Directors shall act on the resignation, taking into account the committee's recommendation, and publicly disclose (by a press release and filing an appropriate disclosure with the Securities and Exchange Commission) its decision regarding the resignation and, if such resignation is rejected, the rationale behind the decision within 90 days following certification of the election results. The committee in making its recommendation and the Board of Directors in making its decision each may consider any factors and other information that they consider appropriate and relevant.

(iv)	If the Board of Directors accepts a director's resignation pursuant to this bylaw, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board of Directors may fill the resulting vacancy in accordance with the provisions of these bylaws.

(c)	The directors shall be elected as specified in the Certificate of Incorporation and by these bylaws.

(d)

Except as otherwise provided in the Certificate of Incorporation or in these bylaws, each director shall continue in office until the next annual meeting of stockholders and until a successor shall have been elected and shall have qualified, or until the director shall have resigned, or, in the case of a director who is an employee of the Company other than a Chief Executive Officer or a retired Chief Executive Officer, until the director shall have resigned from employment with the Company or the director’s employment shall have been terminated by the Company. In addition, a director who is not an employee of the Company or who is the Chief Executive Officer of the Company or a retired Chief Executive Officer of the Company shall retire from the position of director at the Annual Meeting following attainment of age 72; an employee who is a director of the Company (other than the Chief Executive Officer or a retired Chief Executive Officer) shall retire from the position of director on the effective date of the director’s retirement as an employee of the Company. Any director of the Company may resign at any time by giving notice to the Chairman of the Board or to the Secretary of the Company, in writing or by electronic transmission. Such resignation shall take effect at the time specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. Exceptions to the requirements for the retirement of a director may be made by the Board of Directors.

(e)	Subject to the rights under Article FOURTH of the Certificate of Incorporation of the Company of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal or other cause shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors or by a sole remaining director. Any director elected in accordance with the preceding sentence (i) prior to the 2006 annual meeting of stockholders shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred or (ii) after such meeting shall hold office until the next annual meeting of stockholders and, in either case, until such director’s successor shall have been elected and qualified.

16.	The directors may hold their meetings and keep the books of the Company at such place or places as they may from time to time determine.

17.	Regular meetings of the Board of Directors may be held at such time as may be fixed from time to time by resolution of the Board of Directors. Unless required by said resolution, notice of any such meeting need not be given.

18.	Special meetings of the Board of Directors shall be held whenever called by direction of the Chairman of the Board, the Chief Executive Officer (so long as such person is a director) or any of three of the directors for the time being in office. Notice of each such special meeting shall be mailed, postage prepaid, to each director, addressed to the director at the director’s residence or usual place of business, at least two days before the day on which the meeting is to be held, or shall be sent to the director at such place by electronic transmission, or be delivered personally or by telephone, not later than the day before the day on which the meeting is to be held. Every such notice shall state the time and place but, except as provided by these bylaws or by resolution of the Board of Directors, need not state the purposes, of the meetings.

19.	Anything in these bylaws or in any resolution adopted by the Board of Directors to the contrary notwithstanding, notice of any meeting of the Board of Directors need not be given to any director, if, before or after any such meeting, notice thereof shall be waived by such director in writing or by electronic transmission. Any meeting of the Board of Directors shall be a legal meeting without any notice having been given or regardless of the giving of any notice or the adoption of any resolution in reference thereto, if all the directors shall be present thereat, except when a director attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened, or shall have so waived notice thereof. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting, if all members of the Board of Directors consent in writing or by electronic transmissions and such written consent or consents or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors.

20.	A majority of the number of directors fixed by the Board of Directors pursuant to 15(a) above, in office at the time of any regular or special meeting of the Board of Directors shall constitute a quorum for the transaction of business at such meeting. Except as may be otherwise specifically provided by statute or by the Certificate of Incorporation or by these bylaws, the act of a majority of the directors present at any such meeting at which a quorum is present shall be the act of the Board of Directors. In the absence of a quorum a majority of the directors present may adjourn any meeting from time to time until a quorum is present. Notice of any adjourned meeting need not be given. The directors shall act only as a board and the individual directors shall have no power as such.

21.	At each meeting of the Board of Directors the Chairman of the Board shall preside. In the absence of the Chairman of the Board, the Chief Executive Officer (so long as such person is a director) shall preside at meetings of the Board of Directors. The Chairman of the Board may designate another member of the Board of Directors to preside as chairman of a meeting in place of the Chairman of the Board and the Chief Executive Officer, and in the absence of the Chairman of the Board, the Chief Executive Officer and any member of the Board of Directors designated by the Chairman of the Board to preside as chairman of the meeting, a majority of the directors present may designate a member of the Board of Directors as chairman to preside at the meeting. The Secretary of the Company or, in the absence of the Secretary, a person appointed by the chairman of the meeting, shall act as secretary of the Board of Directors. The Board of Directors may adopt such rules and regulations for the conduct of their meetings and the management of the affairs of the Company, as they shall deem proper and not inconsistent with the law or with these bylaws. At all meetings of the Board of Directors business shall be transacted in such order as the Board of Directors may determine.

22.	Each director shall be paid such fee, if any, for each meeting of the Board attended and/or such annual fee as shall be determined from time to time by resolution of the Board of Directors.

23.

(a)	Definitions. As used herein, the term “director” shall include each present and former director of the Company and the term “officer” shall include each present and former officer of the Company as such, and the terms “director” and “officer” shall also include each employee of the Company, who, at the Company’s request, is serving or may have served as a director or officer of another corporation in which the Company owns directly or indirectly, shares of capital stock or of which it is a creditor. The term “officer” also includes each assistant or divisional officer. The term “expenses” shall include, but not be limited to, reasonable amounts for attorney’s fees, costs, disbursements and other expenses and the amount or amounts of judgments, fines, penalties and other liabilities.

(b)	Indemnification Granted. Each director and officer shall be and hereby is indemnified by the Company, to the full extent permitted by law, against:

(i)	expenses incurred or paid by the director or officer in connection with any claim made against such director or officer, or any actual or threatened action, suit or proceeding (civil, criminal, administrative, investigative or other, including appeals and whether or not relating to a date prior to the adoption of this bylaw) in which such director or officer may be involved as a party or otherwise, by reason of being or having been a director or officer of the Company, or of serving or having served at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action taken or not taken by such director or officer in such capacity, and

(ii)	the amount or amounts paid by the director or officer in settlement of any such claim, action, suit or proceeding or any judgment or order entered therein, however, notwithstanding anything to the contrary herein where a director or officer seeks indemnification in connection with a proceeding voluntarily initiated by such director or officer the right to indemnification granted hereunder shall be limited to proceedings where such director or officer has been wholly successful on the merits.

(c)	Miscellaneous.

(i)	Expenses incurred and amounts paid in settlement with respect to any claim, action, suit or proceeding of the character described in paragraph (b)(i) above may be advanced by the Company prior to the final disposition thereof upon receipt of an undertaking by or on behalf of the recipient to repay such amounts as shall not ultimately be determined to be payable to such recipient under this bylaw.

(ii)	The rights of indemnification herein provided for shall be severable, shall not be exclusive of other rights to which any director or officer now or hereafter may be entitled, shall continue as to a person who has ceased to be an indemnified person and shall inure to the benefit of the heirs, executors, administrators and other legal representatives of such a person.

(iii)	The provisions of this bylaw shall be deemed to be a contract between the Company and each director or officer who serves in such capacity at any time while such bylaw is in effect.

(iv)	The Board of Directors shall have power on behalf of the Company to grant indemnification to any person other than a director or officer to such extent as the Board in its discretion may from time to time determine.

24.	Anything in these bylaws to the contrary notwithstanding, the adoption of any stockholder rights plan, rights agreement or any other form of "poison pill" which is designed to or has the effect of making acquisition of large holdings of the Company's shares of stock more difficult or expensive ("Stockholder Rights Plan") or the amendment of any such Stockholder Rights Plan which has the effect of extending the term of any rights or options provided thereunder, shall require the affirmative vote of two-thirds of the Board of Directors, and any Stockholder Rights Plan so adopted or amended shall expire no later than one year following the later of the date of its adoption and the date of its last such amendment, unless such Stockholder Rights Plan or amendment thereto is approved by the affirmative vote of the holders of record of a majority of the shares of the Company.

COMMITTEES OF THE BOARD

25.

(a)	The Audit Committee shall consist of three or more independent directors of the Company designated by the Committee on Directors and Corporate Governance and approved by a majority of the whole Board of Directors by resolution or resolutions. Any director who is a present or former employee of the Company may not serve on the Audit Committee. The members of the Audit Committee shall hold office during the pleasure of the Board of Directors. A majority of the members of the Audit Committee will constitute a quorum for the transaction of business. The responsibilities and duties of the Audit Committee shall be set forth in an Audit Committee Charter that shall be approved by the entire Board of Directors, from time to time.

(b)

The Compensation and Management Development Committee shall consist of three or more independent directors of the Company designated by the Board of Directors and approved by a majority of the whole Board of Directors by resolution or resolutions. The members of the Compensation and Management Development Committee shall hold office during the pleasure of the Board of Directors. A majority of the members of the Compensation and Management Development Committee shall constitute a quorum for the transaction of business. The responsibilities and duties of the Compensation and Management

Development Committee shall be set forth in a Compensation and Management Development Committee Charter that shall be approved by the entire Board of Directors, from time to time.

(c)	The Committee on Directors and Corporate Governance shall consist of three or more independent directors of the Company designated by the Board of Directors and approved by a majority of the whole Board of Directors by resolution or resolutions. The members of the Committee on Directors and Corporate Governance shall hold office during the pleasure of the Board of Directors. A majority of the members of the Committee on Directors and Corporate Governance shall constitute a quorum for the transaction of business. The responsibilities and duties of the Committee on Directors and Corporate Governance shall be set forth in a Committee on Directors and Corporate Governance Charter that shall be approved by the entire Board of Directors, from time to time.

(d)	The Board of Directors may, by resolution or resolutions passed by a majority of the whole Board of Directors, designate such other committees as may be deemed advisable (and may discontinue the same at any time), to consist of two or more of the directors of the Company. The members shall be appointed by and shall hold office during the pleasure of the Board of Directors, provided, however, that in the absence or disqualification of any member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not the member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. The Board of Directors shall prescribe the name or names of such committees, the number of their members and their duties and powers.

(e)	Any action required or permitted to be taken at any meeting of any committee may be taken without a meeting, if all members of the committee consent in writing or by electronic transmission and such written consent or consents and such electronic transmission or transmissions are filed with the minutes of proceedings of the committee.

26.	All committees shall keep written minutes of their proceedings and report the same to the Board of Directors when required.

OFFICERS

27.	The officers of the Company shall be a Chairman of the Board, a Chief Executive Officer, two or more Vice Presidents (which shall include Senior Vice President, Executive Vice President and other Vice President titles), a Treasurer, a Secretary, a Controller, and such other officers as may be appointed in accordance with these bylaws (such as a Vice Chairman of the Board or a President). The Secretary and Treasurer may be the same person, or a Vice President may hold at the same time the office of Secretary, Treasurer, or Controller.

28.	The Board of Directors shall designate certain officers to be members of a senior management team (the “Senior Management Team”). The Senior Management Team shall be called the Management Committee, or such other name as the Chief Executive Officer shall determine. The members of the Senior Management Team, the Treasurer, Secretary and Controller shall be appointed by the Board of Directors. Each other officer shall be appointed by a member of the Senior Management Team, or by an officer of the Company to whom such power may from time to time be delegated by a member of the Senior Management Team. Each officer shall hold office until a successor shall have been duly chosen and shall have qualified or until the death or retirement of the officer or until the officer shall resign or shall have been removed in the manner hereinafter provided. The Chairman of the Board and Vice Chairman of the Board, if appointed, shall be chosen from among the directors.

29.	The Board of Directors may appoint such other officers, committees or agents, as the business of the Company may require, including one or more Assistant Treasurers and one or more Assistant Secretaries, each of whom shall hold office for such period, and have such authority and perform such duties as are provided in these bylaws or as the Board of Directors may from time to time determine. The Board of Directors may delegate to any officer or committee the power to appoint and to remove any such subordinate officer or agent.

30.	Subject to the provisions of any written agreement, any officer may be removed, either with or without cause, by a vote of the majority of the whole Board of Directors at a regular meeting or a special meeting called for the purpose. Any officer, except an officer elected by the Board of Directors, may also be removed, with or without cause, by any committee or superior officer upon whom such power of removal may be conferred by the Board of Directors.

31.	Subject to the provisions of any written agreement, any officer may resign at any time by giving notice, in writing or by electronic transmission, to the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the Secretary of the Company. Any such resignation shall take effect at the time specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

32.

Except as otherwise provided in these bylaws, in the event any officer shall be unable to perform the duties of the office held, whether by reason of absence, disability or otherwise, each of the Chairman of the Board and the Chief Executive Officer may designate another officer of the Company to assume the duties of the officer who is unable to carry out the duties of the office; in the event the Chairman of the Board shall be absent and unable to perform the duties of the office of Chairman of the Board, the Chief Executive Officer (so long as such person is a director) shall assume the duties of the Chairman of the Board; in the event the Chairman of the Board and the Chief Executive Officer shall be absent and unable to perform the duties of the office of Chairman of the Board, the Chairman of the Board shall designate another director to assume the duties of the Chairman of the Board; if another director has not been designated by the Chairman of the Board to assume the duties of the Chairman of the

Board, then the Board of Directors shall designate another director to assume the duties of the Chairman of the Board. Any person designated to assume the duties of another officer shall have all the powers of and be subject to all the restrictions imposed upon the officer whose duties have been assumed.

33.	A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled for the unexpired portion of the term in the manner prescribed by these bylaws for the regular appointment or election to such office.

34.	The Chairman of the Board shall preside at all meetings of the stockholders and of the Board of Directors. The Chairman of the Board shall have the power to perform all of the duties usually incumbent upon a Chairman of the Board of a corporation and incident to the office of the Chairman of the Board. The Chairman of the Board shall also have such powers and perform such duties as are assigned by these bylaws and shall have such other powers and perform such other duties, not inconsistent with these bylaws, as may from time to time be assigned by the Board of Directors. The Board of Directors may, by resolution, provide that the Chairman of the Board shall be the Chief Executive Officer of the Company.

35.	In the absence of the Chairman of the Board, the Chief Executive Officer shall preside at all meetings of the stockholders and of the Board of Directors. The Chief Executive Officer shall have general supervision of the business and operations of the Company, subject, however, to the control of the Board of Directors. The Chief Executive Officer shall perform all of the duties usually incumbent upon a Chief Executive Officer of a corporation and incident to the office of Chief Executive Officer. The Chief Executive Officer shall also have such powers and perform such duties as are assigned by these bylaws and shall have such other powers and perform such other duties, not inconsistent with these bylaws, as may from time to time be assigned by the Board of Directors.

36.	The Vice Chairman, if one shall be appointed, shall have such powers and perform such duties as are assigned by these bylaws and shall have such other powers and perform such other duties, not inconsistent with these bylaws, as from time to time may be assigned by the Board of Directors or the Chairman of the Board.

37.	The President, if one shall be appointed, shall have such powers and perform such duties as are assigned by these bylaws and shall have such other powers and perform such other duties, not inconsistent with these bylaws, as from time to time may be assigned by the Board of Directors or the Chairman of the Board.

38.	Each Vice President shall have such powers and perform such duties as are assigned by these bylaws and shall have such other powers and perform such other duties, not inconsistent with these bylaws, as from time to time may be assigned by the Board of Directors or the Chairman of the Board.

39.

The Treasurer shall have charge and custody of, and be responsible for, all funds of the Company. The Treasurer shall regularly enter or cause to be entered in books to be kept by the Treasurer or under the Treasurer’s direction for this purpose full and adequate account of all moneys received or paid by the Treasurer for the account of the Company; the Treasurer shall exhibit such books of account and records to any of the directors of the Company at any time upon request at the office of the Company where such books and records shall be kept and shall render a detailed statement of these accounts and records to the Board of Directors as often as it shall require the same. The Treasurer shall also have such powers and perform such duties as are assigned the Treasurer by these bylaws and shall have such other powers and perform such other duties, not inconsistent with these bylaws, as from time to time may be assigned by the Board of Directors.

40.	It shall be the duty of the Secretary to act as Secretary of all meetings of the Board of Directors and of the stockholders of the Company, and to keep the minutes of all such meetings in the proper book or books to be provided for that purpose; the Secretary shall see that all notices required to be given by or for the Company or the Board of Directors or any committee are duly given and served; the Secretary shall be custodian of the seal of the Company and shall affix the seal, or cause it to be affixed, to all documents, the execution of which on behalf of the Company, under its seal shall have been duly authorized in accordance with the provisions of these bylaws. The Secretary shall have charge of the share records and also of the other books, records, and papers of the Company relating to its organization and management as a corporation and shall see that the reports, statements and other documents required by law are properly kept and filed; and shall in general perform all the duties usually incident to the office of Secretary. The Secretary shall also have such powers and perform such duties as are assigned by these bylaws, and shall have such other powers and perform such other duties, not inconsistent with these bylaws, as from time to time may be assigned by the Board of Directors.

41.	The Controller shall perform the usual duties pertaining to the office of the Controller. The Controller shall have charge of the supervision of the accounting system of the Company, including the preparation and filing of all reports required by law to be made to any public authorities and officials, and shall also have such powers and perform such duties, not inconsistent with these bylaws, as from time to time may be assigned by the Board of Directors.

42.	The Assistant Treasurers and the Assistant Secretaries shall have such powers and perform such duties as are assigned to them by these bylaws and shall have such other powers and perform such other duties, not inconsistent with these bylaws, as from time to time may be assigned to them by the Treasurer or the Secretary, respectively, or by the Board of Directors.

43.	The compensation of the Chairman of the Board, the Chief Executive Officer, members of the Senior Management Team, Treasurer, Secretary and Controller shall be fixed by the Board of Directors. The compensation of such other officers as may be appointed in accordance with the provisions of these bylaws may be fixed by any member of the Senior Management Team, or by an officer of the Company to whom such power may from time to time be delegated by a member of the Senior Management Team. No officer shall be prevented from receiving such compensation by reason of also being a director of the Company.

CONTRACTS, CHECKS, DRAFTS, BANK ACCOUNTS, ETC.

44.	The Board of Directors except as in these bylaws otherwise provided, may authorize any officer or officers, agent or agents, in the name of and on behalf of the Company, to enter into any contract or execute and deliver any instrument, and such authority may be general or confined to specific instances; and, unless so authorized by the Board of Directors or expressly authorized by these bylaws, no officer or agent or employee shall have any power or authority to bind the Company by any contract or engagement or to pledge its credit or to render it pecuniarily liable for any purpose or to any amount.

45.	No loans shall be contracted on behalf of the Company and no negotiable paper shall be issued in its name unless authorized by resolution of the Board of Directors. When authorized by the Board of Directors, any officer or agent of the Company thereunto authorized may effect loans and advances at any time for the Company from any bank, trust company, or other institution, or from any firm, corporation or individual, and for such loans and advances may make, execute and deliver promissory notes, bonds, or other certificates or evidences of indebtedness of the Company and, when authorized so to do, may pledge, hypothecate or transfer any securities or other property of the Company as security for any such loans or advances. Such authority may be general or confined to specified instances.

46.	All checks, drafts and other orders for the payment of moneys out of the funds of the Company and all notes or other evidences of indebtedness of the Company shall be signed on behalf of the Company in such manner as shall from time to time be determined by resolution of the Board of Directors.

47.	All funds of the Company not otherwise employed shall be deposited from time to time to the credit of the Company in such banks, trust companies or other depositories as the Board of Directors may select or as may be selected by any officer or officers, agent or agents of the Company to whom such power may from time to time be delegated by the Board of Directors; and for the purpose of such deposit, the Chairman of the Board, the Chief Executive Officer, a Vice President, the Treasurer, the Controller, the Secretary or any other officer or agent or employee of the Company to whom such power may be delegated by the Board of Directors, may endorse, assign and deliver checks, drafts and other orders for the payment of moneys which are payable to the order of the Company.

CERTIFICATES AND TRANSFERS OF SHARES

48.

The shares of the Company shall be represented by certificates or shall be uncertificated. Certificates for shares of the Company shall be in such form as shall be approved by the Board of Directors. Such certificates shall be numbered and registered in the order in which they are issued and shall be signed by the Chairman of the Board, the President or a Vice President and the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer. Where any such certificate is countersigned by a transfer agent, other than the Company or its employee, or by a registrar, other than the Company or its employee, any other signature on such certificate may be a facsimile, engraved, stamped or printed. In the event that an officer whose facsimile signature appears on such certificate ceases for any reason to hold the office indicated and the Company or its transfer agent has on hand a supply of share certificates bearing such officer’s facsimile signature, such certificates may continue to be issued and registered until such supply is exhausted.

49.	Transfers of shares of the Company shall be made only on the books of the Company by the holder thereof, or by the holder’s attorney thereunto duly authorized and on either the surrender of the certificate or certificates for such shares properly endorsed or upon receipt of proper transfer instructions from the registered owner of uncertificated shares. Every certificate surrendered to the Company shall be marked “Cancelled,” with the date of cancellation, and no new certificate shall be issued in exchange therefor until the old certificate has been surrendered and cancelled, except as hereinafter provided. Uncertificated shares shall be cancelled and issuance of new equivalent uncertificated shares shall be made to the person entitled thereto and the transaction shall be recorded upon the books of the Company.

50.	The holder of any shares of the Company shall immediately notify the Company of any loss, destruction or mutilation of the certificate therefor and the Company may issue a new certificate in the place of any certificate theretofore issued by it alleged to have been lost, destroyed or mutilated. The Board of Directors may, in its discretion, as conditions to the issue of any such new certificate, require the owner of the lost or destroyed certificate or the owner’s legal representatives to make proof satisfactory to the Board of Directors of the loss or destruction thereof and to give the Company a bond in such form, in such sum and with such surety or sureties as the Board of Directors may direct, to indemnify the Company against any claim that may be made against it on account of any such certificate so alleged to have been lost or destroyed.

DETERMINATION OF RECORD DATE

51.

In order that the Company may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date: (1) in the case of determination of stockholders entitled to vote at any meeting of stockholders or adjournment thereof, shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting and (2) in the case of any other action, shall not be more than sixty (60) days prior to such other action. If no record date is fixed: (1) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held and (2) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

REGISTERED STOCKHOLDERS

52.	The Company shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share on the part of any other person, whether or not it shall have express or other notice thereof, save as expressly provided by the laws of Delaware.

FISCAL YEAR

53.	The fiscal year shall begin on the first day of January and end on the thirty-first day of December in each year.

NOTICES

54.	Whenever under the provision of these bylaws notice is required to be given to any director or stockholder, it shall be construed to mean personal notice, but such notice may be given in writing, by mail, by depositing the same in a post office or letter box, in a postpaid sealed wrapper, addressed to such director or stockholder at such address as appears on the books of the Company and such notice shall be deemed to be given at the time when the same shall be thus mailed. Any such notice may also be given by electronic transmission in accordance with applicable law.

55.	Any notice required to be given under these bylaws may be waived in writing or by electronic transmission, given by the person or persons entitled to said notice, whether before or after the time stated therein.

AMENDMENTS

56.	Except as otherwise provided in the Certificate of Incorporation of the Company and consistent therewith, these bylaws may be altered, amended or repealed or new bylaws may be made by the affirmative vote of the holders of record of a majority of the shares of the Company entitled to vote, at any annual or special meeting, provided that such proposed action shall be stated in the notice of such meeting, or, by a vote of the majority of the whole Board of Directors, at any regular meeting without notice, or at any special meeting provided that notice of such proposed action shall be stated in the notice of such special meeting.

17